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Exhibit 99.1

News Release
Pentair Provides Business Updates Related to COVID-19 Impact

•	Withdraws First Quarter and Full Year 2020 Guidance Due to Recent Impacts Caused by the COVID-19 Pandemic

•	Maintains Strong Balance Sheet and Liquidity Profile

LONDON, United Kingdom — March 25, 2020 — Pentair plc (NYSE: PNR) today provided a business update in light of recent suspensions of operations caused by COVID-19. Previously, global demand remained healthy and Pentair was poised to deliver on results within its previously stated guidance range. Given the rapidly changing environment and related impacts, the company is withdrawing its previous First Quarter and Full Year 2020 guidance that it provided on January 28, 2020. The prior earnings guidance did not reflect any impact from COVID-19.
Pentair has experienced reduced production in several key facilities as the result of “shelter in place” orders and suspensions of operations in several facilities due to COVID-19. The company cannot predict at this time if additional disruption in its facilities may arise or to the extent to which demand will be impacted by COVID-19.
John L. Stauch, Pentair President and Chief Executive Officer said, “This is an unprecedented time, and our focus, like yours, is the health and well-being of our employees, our customers, and our communities. A crisis such as this reminds us that the need for water touches nearly everything we do. No matter who we are or where we live, we are all connected by our reliance on clean, safe water.
“Pentair is in strong financial condition and we believe we are well-positioned to navigate the uncertainty of the current environment. We are taking appropriate steps to reduce expenses and manage costs, reduce or defer capital spending, and closely manage our working capital.  We believe the company has a solid balance sheet and adequate liquidity to navigate through these challenging times.  While we cannot currently forecast the length of the disruption, we expect that based on our sound strategy and the resiliency of our business, we will be in a good position when the environment improves.”
The company plans to provide an update on Full Year 2020 guidance when it announces First Quarter 2020 results.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the negative impacts of the COVID-19 pandemic, including reduced production at facilities and any change in customer demand; overall global economic and business conditions impacting our business, including those due to the COVID-19 pandemic and the strength of housing and related markets; demand, competition and pricing pressures in the markets we serve; volatility in currency exchange rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; the ability to successfully integrate the Aquion and Pelican Water Systems acquisitions; the ability to achieve the benefits of our restructuring plans and cost reduction initiatives; risks associated with operating foreign businesses; the impact of material cost and other inflation; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements speak only as of the date of this release. Pentair plc assumes no obligation, and disclaims any obligation, to update the information contained in this release.
ABOUT PENTAIR PLC
At Pentair, we believe the health of our world depends on reliable access to clean, safe water. We deliver a comprehensive range of smart, sustainable water solutions to homes, business and industry around the world. Our industry leading and proven portfolio of solutions enables our customers to access clean, safe water. Whether it’s improving, moving or enjoying water, we help manage the world’s most precious resource. Smart, Sustainable, Water Solutions. For Life.
Pentair had revenue in 2019 of $3 billion, and trades under the ticker symbol PNR. With approximately 120 locations in 25 countries and 9,500 employees, we believe that the future of water depends on us. To learn more, visit Pentair.com.
PENTAIR CONTACTS:

Jim Lucas	Rebecca Osborn
Senior Vice President, Treasurer and Investor Relations	Senior Manager, External Communications
Direct: 763-656-5575	Direct: 763-656-5589
Email: jim.lucas@pentair.com	Email: rebecca.osborn@pentair.com